Exhibit 99.3
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of GRI’s financial condition and results of operations should be read in conjunction with GRI’s financial statements and the related notes which are filed as Exhibit 99.1 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023. Some of the information contained in this discussion and analysis, including information with respect to GRI’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out under the section entitled “Risk Factors” which is included in the Quarterly Report on Form 10-Q filed by the Combined Company, GRI’s actual results could differ materially from the results described in or implied by these forward-looking statements.
Overview
On April 21, 2023, GRI Bio, Inc., formerly known as Vallon Pharmaceuticals, Inc, (Vallon or the Combined Company) completed its previously announced merger transaction with GRI Bio Operations, Inc., formerly known as GRI Bio, Inc. (GRI) in accordance with the terms of the Agreement and Plan of Merger, dated December 13, 2022 and amended on February 17, 2023 (the Merger Agreement), by and among the Company, Vallon Merger Sub, Inc., a wholly-owned subsidiary of Vallon (Merger Sub) and GRI, pursuant to which Merger Sub merged with and into GRI, with GRI surviving as a wholly-owned subsidiary of the Combined Company (the Merger). Substantially concurrent with the closing of the Merger (the Closing), Vallon was renamed “GRI Bio, Inc.” All references in this section to “GRI,” the “Company,” “we,” “us,” or “our” mean GRI Bio Operations, Inc. (formerly known as GRI Bio, Inc.) prior to completion of the Merger, unless stated otherwise or the context otherwise indicates. In addition, references to “Vallon” refers to GRI Bio, Inc. (formerly known as Vallon Pharmaceuticals, Inc.) prior to the completion of the Merger. References to the Combined Company refer to Vallon after the completion of the Merger.
GRI is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.
Our lead product candidate, GRI-0621, is an oral inhibitor of type 1 Natural Killer T (iNKT) cells. GRI-0621 is also an oral formulation of tazarotene, a synthetic retinoid acid receptor (RAR)-beta and gamma selective agonist, that is approved in the United States for topical treatment of psoriasis and acne. As of March 31, 2023, it has been evaluated in over 1,700 patients as an oral product for up to 52-weeks. We are developing GRI-0621 for the treatment of severe fibrotic lung diseases such as idiopathic pulmonary fibrosis (IPF), a life-threatening progressive fibrotic disease of the lung that affects approximately 140,000 people in the United States, with up to 40,000 new cases per year in the United States and some estimate that IPF affects 3 million globally. While there are currently two approved therapies for the treatment of lung fibrosis, neither has been associated with improvements in overall survival, and both therapies have been associated with significant side effects leading to poor therapeutic adherence. In preliminary data from our trials to date with GRI-0621, and earlier trials with oral tazarotene, we have observed GRI-0621 to be well-tolerated and to inhibit iNKT cell activity in subjects. We and others have shown that activated iNKT are upregulated in IPF, primary sclerosing cholangitis (PSC), non-alcoholic steatohepatitis (NASH), alcoholic liver disease (ALD), Systemic Lupus Erythematosus Disease (SLE), multiple sclerosis (MS), ulcerative colitis (UC) patients as well as other indications. In these patients activated iNKT cells are correlated with more severe disease. We are initiating a Phase 2a trial in 36 IPF patients in the second half of 2023 and expects topline results from this trial to be available in the second half of 2024.
Our product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T (type 2 NKT) cells. We are developing GRI-0803 for the treatment of autoimmune disorders, with much of our preclinical work in SLE or lupus and MS. In lupus, the immune system mistakenly attacks its own healthy tissues, especially joints and skin, but can affect almost every organ and tissue of the body. The condition can be fatal, and often causes debilitating bouts of fatigue and pain that prevent nearly half of adult patients from working. Lupus affects between 160,000 - 200,000 patients in the United States, with around 80,000 – 100,000 patients in the United States suffering from kidney nephritis, one of the most serious manifestations of SLE, typically within five years of diagnosis. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. SLE treatment consists primarily of immunosuppressive drugs that inhibit the activity of the immune system. Only two drugs have been approved for lupus in the past 50 years, and new treatment options are sorely needed. Subject to IND clearance, we intend to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. We expect to file an IND with respect to this Phase 1a and 1b trial in the first half of 2024. We will continue to evaluate indications to select the best fit for further development of the program, but our initial focus is on lupus.

COVID-19
The global COVID-19 pandemic continues to present uncertainty and unforeseeable new risks to our operations and business plan. We have closely monitored recent COVID-19 developments, including the lifting of COVID-19 safety measures, the drop in vaccination rates, the implementation of, and reaction to, vaccine mandates, the spread of various coronavirus strains such as the Delta variant, and supply chain and labor shortages. In light of these developments, the full impact of the COVID-19 pandemic on our business, operations and clinical development plans remains uncertain and will vary depending on the pandemic’s future impact on our clinical trial enrollment, clinical trial sites, contract research organizations (CROs), third-party manufacturers, and other third parties with whom we do business, as well as any legal or regulatory consequences resulting therefrom. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with most of our employees and consultants working remotely. We will continue to actively monitor the COVID-19 pandemic and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business.
Financial Operations Overview
Research and Development Expenses
Research and development expenses include personnel costs associated with research and development activities, including third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials.
Our research and development expenses have consisted primarily of costs related to our development program for our lead product candidate GRI-0621. These expenses include:
•employee-related expenses, such as salaries, bonuses and benefits, consultant-related expenses such as consultant fees and bonuses, stock-based compensation, overhead related expenses and travel related expenses for our research and development personnel; and
•expenses incurred under agreements with CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities as well as consultants that support the implementation of our clinical and non-clinical studies.
Although our direct research and development expenses are tracked by product candidate, we do not allocate employee costs and costs associated with our discovery efforts, laboratory supplies and facilities, including other indirect costs, to specific product candidates as these costs are deployed across multiple programs. We expect our research and development expenses to increase over the next several years as we conduct our planned clinical and preclinical activities for our product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of compensation and consulting related expenses for executives and other administrative personnel, professional fees and other corporate expenses, including legal and accounting fees, travel expenses, facilities-related expenses, and consulting services relating to our formation and corporate matters.
We expect our general and administrative expenses will increase substantially as we incur costs associated with being a public company, including expenses related to services associated with maintaining compliance with The Nasdaq Capital Market and SEC requirements, directors and officers insurance, legal and accounting costs and investor relations costs, as well as and increase in personnel expenses as we hire additional personnel.
Interest Expense
Interest expense consists of amortization of debt discounts, debt issuance costs and interest expense related to the TEP Notes and promissory notes held by Altium Growth Fund, LP.

Results of Operations
Comparison of the Three Months Ended March 31, 2023 and 2022
The following table sets forth GRI’s statements of operations data for the periods shown below (in thousands):

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$116	$59
General and administrative	872	139
Total operating expenses	988	198
Loss from operations	(988)	(198)
Interest expense	(1,162)	(103)
Net loss	$(2,150)	$(301)
Research and Development Expenses
Research and development expenses were $0.1 million for each of the three-month periods ended March 31, 2023 and 2022. These expenses primarily related to personnel costs.
General and Administrative Expenses
General and administrative expenses were $0.9 million and $0.1 million for the three months ended March 31, 2023 and 2022, respectively. The $0.7 million increase was primarily due to an increase in professional fees, including legal, accounting and audit fees as a result of the proposed Merger.
Interest Expense
Interest expense was $1.2 million and $0.1 million for for the three months ended March 31, 2023 and 2022, respectively, and related to the outstanding promissory notes.
Liquidity and Capital Resources
Since inception, we have incurred losses and expect to continue to incur losses for the foreseeable future. We incurred net losses of $2.2 million and $0.3 million for the three months ended March 31, 2023 and 2022, respectively. As of March 31, 2023, we had an accumulated deficit of $20.6 million.
We have financed our working capital requirements to date through the issuance of common stock, warrants, convertible notes and promissory notes. As of March 31, 2023, we had $0.5 million in cash.
The following table summarizes our cash flows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2023	2022
Net cash provided by (used in):
Operating activities	$(579)	$(80)
Financing activities	1,030	10
Net increase (decrease) in cash	$451	$(70)
Cash Flows from Operating Activities
For the three months ended March 31, 2023 and 2022, net cash used in operating activities was $0.6 million and $0.1 million, respectively. The $0.5 million increase was primarily due to a $2.2 million increase in net loss offset by a $1.5 million increase in net noncash adjustments and a $0.2 million increase in changes in operating assets and liabilities. The $0.2 million net change in operating assets and liabilities was primarily due to a $0.4 million increase in account payable offset by a $0.2 million decrease in accrued liabilities.

Cash flows from Financing Activities
Net cash provided by financing activities was $1.0 million for the three months ended March 31, 2023, which primarily consisted of proceeds from promissory notes.
Future Funding Requirements
Our net losses were $2.2 million and $0.3 million for the quarters ended March 31, 2023 and 2022, respectively. As of March 31, 2023, we had $0.5 million in cash and an accumulated deficit of $20.6 million. We expect to devote substantial financial resources to our planned activities, particularly as we prepare for, initiate, and conduct our planned clinical trials of GRI-0621 and GRI-0803, advance our discovery programs and continue our product development efforts. In addition, we expect to incur additional costs associated with operating as a public company. Based on our current operating plan, we believe that our existing cash will be sufficient to fund our operating expenses and capital expenditure requirements for at least the twelve months following the Merger and financing contemplated by the Securities Purchase Agreement, dated as of December 13, 2022, by and between GRI, Vallon and Altium Growth Fund, LP (the Equity Financing), not including the exercise of the Series T Warrants (the Series T Warrant Exercises).
Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to secure adequate additional funding, we will need to reevaluate our operating plans and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, or relinquish rights to our technology on less favorable terms than we would otherwise choose. These actions could materially impact our business, results of operations and future prospects. In addition, attempting to secure additional financing may divert the time and attention of management from day-to-day activities and distract from our discovery and product development efforts.
Off-Balance Sheet Arrangements
We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of its financial condition and results of operations is based on its unaudited interim financial statements, which have been prepared in accordance with GAAP. The preparation of these condensed financial statements requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and judgments on an ongoing basis. Management bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances. Actual results could differ from those estimates.
Our significant accounting policies are described in more detail in Note 1, “The Company and a Summary of its Significant Accounting Policies”, in the notes to its financial statements as of and for the years ended December 31, 2022 and 2021, which is Exhibit 99.2 of Amendment No. 2 to the Current Report on Form 8-K filed with the SEC on July 6, 2023.
Qualitative and Quantitative Disclosures About Market Risk
We are not exposed to market risks in the ordinary course of its business. These risks primarily include interest rate sensitivities. Our cash is our only interest-earning asset. Interest income earned was de minimis for the three months ended March 31, 2023 and 2022.
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